UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

November 19, 2016

MAGELLAN HEALTH, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-6639	58-1076937
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

4800 N. SCOTTSDALE RD, SUITE 4400
SCOTTSDALE, ARIZONA	85251
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 572-6050

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On November 19, 2016, Magellan Pharmacy Services, Inc., a Delaware corporation and wholly-owned subsidiary of Magellan Health, Inc. (“Magellan”), entered into a Purchase Agreement (the “Veridicus Agreement”) with Veridicus Holdings, LLC (“Veridicus Holdings”) and Veridicus Health, LLC (the “Seller”), the holder of all of the issued and outstanding membership interests of Veridicus Holdings. Simultaneously with the execution of the Veridicus Agreement, Magellan Healthcare, Inc., another wholly-owned subsidiary of Magellan, entered into a Purchase Agreement (the “Granite Agreement”) with Granite Alliance Insurance Company (“Granite”) and the Seller, as the holder of all of the issued and outstanding common stock of Granite. Veridicus Holdings is a privately held pharmacy benefit management organization (“PBM”) with a unique set of clinical services and capabilities. Granite is a fully licensed insurance company which is contracted with the Centers for Medicare and Medicaid Services (“CMS”) and serves members enrolled in the Medicare Part D Employer Group Waiver Plan (‘EWGP’) program. In this Report, Magellan Pharmacy Services, Inc. and Magellan Healthcare, Inc. are each referred to as “Buyer” and collectively as the “Buyers” and the Veridicus Agreement and the Granite Agreement are collectively referred to as the “Agreements.”

The Agreements provide for the Buyers to purchase from the Seller all of the outstanding equity interests in Veridicus Holdings and all of the outstanding common shares of Granite (the “Transactions”) for an aggregate cash purchase price equal to $74.5 million, subject to adjustment. Subject to the closing conditions set forth in the Agreements, the parties anticipate completing the purchase of Veridicus Holdings by the end of 2016 and the purchase of Granite in the first quarter of 2017.

On November 21, 2016, Magellan issued a press release announcing the execution of the Agreements. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits

(a)	Financial Statements of business acquired: Not applicable.

(b)	Pro forma financial information: Not applicable.

(d)	Exhibits:

Exhibit Number	Description
99.1	Registrant’s press release dated November 21, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGELLAN HEALTH, INC.

Date: November 21, 2016	By:	/s/ Jonathan N. Rubin
		Name:	Jonathan N. Rubin
		Title:	Executive Vice President and
Chief Financial Officer